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                           [ORTHALLIANCE LETTERHEAD]






May 22, 1998


Via Federal Express and Facsimile to 423-675-9692


Mr. Steve Toon
12864 Pecos Road
Knoxville, TN 37922


Dear Steve:


I am pleased to formalize and present the following employment offer for the position of Senior Vice President - Chief Development Officer of OrthAlliance, Inc. ("Company") reporting to me:

COMPENSATION:

o Initial Base Salary of $15,416.67 per month. You will be eligible for a salary review in January 1999.

o You will receive a guaranteed management bonus in February 1999 of $92,500 for your efforts in 1998. Thereafter, subject to the approval of the Compensation Committee of the Board of Directors, you will be eligible to receive a bonus of up to 50% of your base salary based upon the achievement of Company targets established by the Board of Directors and Management of the Company.

o You are eligible for recruitment commissions in accordance with Exhibit A attached to this letter and incorporated by this reference.

TERM:

o       Two years from your first date of employment

STOCK OPTIONS:

o A stock option grant for 75,000 shares of common stock of Company will be granted on the first date of your employment. You will be eligible for additional options on an annual basis. Vesting will be 20% on such date of grant and 20% on each anniversary of such date.

COMPANY BENEFITS:

o Participation in all benefits made generally available to Company employees from time to time. The Company currently provides medical insurance and free parking to employees.

o   Four (4) weeks vacation per year.

o Moving Allowance of $40,000 will be paid to you upon signing your employment agreement





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Steve Toon
May 22, 1998
Page 2



    for you to move to Southern California this summer. To the extent that you do not submit appropriate receipts and documentation, the Moving Allowance will be added to your taxable income. In the event you do not commence employment with the Company, you will repay the Moving Allowance.

START DATE:

o   August 31, 1998 or sooner ("Commencement Date").

SEVERANCE; CONFIDENTIALITY AND NON-COMPETITION:

o   See Exhibit B attached to this letter and incorporated by this reference.


It is the policy of the Company that all employment may be discontinued at will by you or the Company, at any time and for any reason, with or without cause. If these terms are acceptable, please sign in the space provided below and return one copy of this letter to me.

I am excited about the opportunity to work with you. Please feel free to call me with any questions.


Sincerely,


/s/ Sam Westover
----------------------
Sam Westover
President and CEO


Agreed:  /s/ Stephen M. Toon                      Date:  May 22, 1998
        -------------------------                       ------------------------





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                                    Exhibit A

        Steve Toon ("Employee") is eligible to receive recruitment for his solicitation and enrollment of new orthodontic practices ("Prospect Practices") that affiliate with the Company pursuant to the following terms:

        1.     Acceptance of Prospect Practices.

               In order to affiliate with the Company, Prospect Practices must provide such information and documentation and execute such agreements and documentation as the Company may require from time to time. The acceptance of such information, agreements and documentation from all Prospect Practices shall be subject to the approval of Company and Company, in its sole discretion, may withhold such approval.

        2.     Terms of Affiliation.

               Company shall have the right, in its sole discretion, to determine the terms and conditions for the Prospect Practices to affiliate with the Company and Company may change such terms and conditions in any respect at any time without prior notice to Employee.

        3.     Computation of Commissions.

               3.1 If Employee solicits and recruits a Prospect Practice that affiliates with the Company and is not an Excluded Practice (as defined in Section 3.2 below), Employee shall be paid a commission, as a percentage of combined Adjusted Gross Revenue for all such practices recruited by Employee during the term of this Agreement, of:


                 (i) One and One-Half percent (1-1/2%) of Adjusted Gross Revenue for such Prospect Practices that affiliate with the Company for the first $5 million of such practices' combined Adjusted Gross Revenue.

                 (ii) One percent (1%) of the next combined $5 million of such practices' Adjusted Gross Revenue.


                 (iii) One-Half percent (1/2%) of any additional Adjusted Gross Revenue of such practices.

               As used herein, Adjusted Gross Revenue shall mean the Prospect Practice's annual adjusted gross revenue used by the Company for valuation purposes. Provided, however, the foregoing commission percentages assume that the Purchase Price Multiple is 5.88 or less for each Prospect Practice. As used herein, the Purchase Price Multiple is defined as the consideration paid by OrthAlliance to the Prospect Practice divided by such practice's Adjusted





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Gross Revenue. Prospect Practices that are acquired by OrthAlliance at a
Purchase Price Multiple of 7.06 or more shall not be eligible for any commission, but Prospect Practices that affiliate with OrthAlliance at a Purchase Price Multiple greater than 5.88 and less than 7.06 shall be interpolated and given partial credit for Pro Forma Adjusted Gross Revenue as follows: Multiply the Pro Forma Adjusted Gross Revenue for the applicable Prospect Practice by a fraction, (a) the denominator of which is 1.18 (7.06 minus 5.88) and (b) the numerator of which is 7.06 minus the Purchase Price Multiple for the applicable Prospect Practice.

               As used herein, a Prospect Practice will not be deemed to have affiliated with the Company unless and until all of the information, contracts and documentation required by the Company have been accepted by the Company and all necessary government filings and approvals have been completed and obtained.

               3.2 The Company shall have the right to recruit Prospect Practices through any and all avenues, including but not limited to the efforts of its affiliated practices to recruit Prospect Practices and the use of other employees and recruitment representatives. Notwithstanding anything contained herein to the contrary, in the event that the Company is required to pay any recruiting commissions, fees, stock options or other amounts (collectively "Recruiting Commission") to any other persons or entities in connection with the solicitation and recruitment of any Prospect Practice ("Excluded Practice"), Employee shall not be eligible to receive any commission for such Excluded Practice; provided, however, referral commissions (up to 1% of Adjusted Gross Revenue) paid to affiliated practices or orthodontists who referred a Prospect Practice to the Company ("Referral Commission") shall not be considered to be a Recruiting Commission and shall not cause a Prospect Practice to become an Excluded Practice. Affiliated Practices and Orthodontists may, however, also recruit Prospect Practices and qualify for a Recruiting Commission in addition to the Referral Commission. If the Company pays a Recruiting Commission to any affiliated practice or orthodontist in connection with the affiliation of a Prospect Practice, then such Prospect Practice shall be deemed to be an Excluded Practice. The President and CEO of the Company shall determine in his sole discretion whether any Recruiting Commission is owed to any other person or entity, including an affiliated practice or orthodontist.








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                                    EXHIBIT B


        1.TERMINATION. In the event that Steve Toon's ("Employee") employment with the Company (i) is terminated by the Company without "Cause" during the term or (ii) is terminated by Employee within 120 days following a Constructive Termination during the term, in exchange for a general release of any and all claims that the Employee may have against the Company, the Company will pay Employee, as Employee's sole remedy in connection with such termination, (a) severance pay in the amount of Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment multiplied by 24 months (the "Separation Payment"), which Separation Payment will be paid by the Company in a lump sum on the date of termination, (b) the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination, (c) expense reimbursements for expenses incurred in the performance of his duties prior to termination and (d) any unpaid bonus for any year that was completed prior to the termination and a pro-rata portion of the annual maximum bonus for the year in which the termination occurs.

        Employee will not be entitled to any severance pay or other compensation upon termination of his employment (i) pursuant to Employee's death or disability, (ii) in the event that Employee voluntarily leaves the employment of the Company, or (iii) for Cause, except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements hereof for expenses incurred in the performance of his duties hereunder prior to termination.

        (a) Disability. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days.

        (b) Cause. For purposes of this Agreement, a termination will be for Cause if (i) Employee continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) Employee engages in misconduct materially and demonstrably injurious to the Company or (iii) Employee has been convicted of a felony or a crime involving moral turpitude.

        (c) Constructive Termination. As used herein, the term "Constructive Termination" means (i) a change in Employee's title without Employee's consent,
(ii) a material reduction in Employee's duties and responsibilities without Employee's consent, (iii) a reduction in Employee's base compensation or maximum eligible bonus from the immediately preceding year without Employee's consent or
(iv) the relocation of the Company's principal executive offices outside a 20 mile radius from the location of the Company's principal executive offices at the Commencement Date without Employee's consent.

        Section 2. CHANGE IN CONTROL TERMINATION PAYMENT.

        (a)    Termination Payment.

               (i) Amount. Notwithstanding anything to the contrary contained in
        Section 1 hereof, in the event Employee's employment with the Company terminates for any reason (other than death) within the twelve month period following a Change In Control (as defined in subsection 2(b) hereof), the Company will pay Employee a lump sum payment (the "Termination Payment") in cash equal to three (3) times the sum of the items in the following subsections (I) and (II):





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                      (I) Employee's annual base compensation determined by
               reference to his base salary in effect immediately prior to the Change In Control; and

                      (II) the maximum bonus that Employee could receive under
               any management incentive bonus plan of the Company for the year in which the Change In Control occurs.

        The Termination Payment will also include the following:

                      (III) Employee's base salary accrued but unpaid from the
               last payment date to the date of termination;

                      (IV) expense reimbursement for expenses incurred in the
               performance of his duties hereunder prior to the termination of his employment with the Company;

                      (V) any other benefit accrued but unpaid as of the date of such termination; and

                      (VI) the estimated cost to Employee of obtaining medical
               insurance coverage for a period of eighteen months; provided that such coverage will be substantially similar to the coverage provided to Employee by Company immediately prior to the Change In Control; and provided further that this subsection 2(a)(i)(VI) will be applied without regard to, and the amount payable under this subsection 2(a)(i)(VI) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Company, which rights are not affected by any provision hereof.

               (ii) Time for Payment; Interest. The Company will pay the Termination Payment to Employee concurrent with Employee's termination of employment. Company's obligation to pay to Employee any amounts under this Section 2, including without limitation the Termination Payment and any Gross Up Payment due under subsection (c), will bear interest at the maximum rate allowed by law until paid by Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded daily.

               (iii) Termination. The Company's obligation to pay the Termination Payment will not be affected by the manner in which Employee's employment with the Company is terminated. Without limiting the generality of the foregoing, the Company will be obligated to pay the Termination Payment and any Gross Up Payment regardless of whether Employee's termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect at the time of the Change In Control, or due to Employee's retirement or disability. Employee's notice of his termination of employment in connection with a Change In Control may be made by any means. If Employee receives the Termination Payment, the Employee shall not be entitled to receive the Separation Payment under
        Section 1 above.

        (b) Change In Control. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A promulgated under the





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Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Section 14(d)(2) of the Exchange Act) of securities of the Company representing 33 % or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board of Directors of the Company for any reason, unless the election, or the nomination for election by the Company's shareholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-l(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

        (c) Gross Up Payment.

        (i) Excess Parachute Payment. If Employee incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Employee an amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income tax (together with penalties and interest) and Excise Tax upon the payment provided for by this subsection (c)(i), will be equal to the amount of the excess parachute payment.

        (ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the date of his termination of employment, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

        (iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Employee. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subsection (c).

        (iv) Time For Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Employee concurrent with Employee's termination of employment. Employee and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Employee and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Employee will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

        (d) Arbitration. Any controversy or claim arising out of or relating to this Section 2, or the breach thereof, will be settled exclusively by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then





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in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

        (e) No Right To Continued Employment. This Exhibit A will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

        (f) Exercise of Stock Options. Employee's options to purchase the Company's Common Stock will vest completely and become immediately exercisable upon a Change In Control and will remain exercisable for the greater of 90 days or the time period specified in the applicable option plan or option agreement.

        Section 3. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of Company and its affiliates. Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

        Section 4. NONCOMPETITION. Until two years after termination of Employee's employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which
(A) relate to the acquisition, consolidation or management of orthodontic and pediatric practices (the "Designated Industry") and (B) were either conducted by the Company prior to Employee's termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from owning less than 2 % of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. Employee will continue to be bound by the provisions of this Section 4 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 4 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 4 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 4 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.





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